EXHIBIT 10.1

                              CONSULTING AGREEMENT


      This Consulting Agreement is entered into by and between Imaginon, Inc., a publicly held Delaware corporation, and Mr. Henry Fong, an individual primarily resident in Florida, for Mr. Fong to provide the following consulting services on an intermittent, as needed basis to Imaginon Inc.:

         - to provide general business advice on organization and development of the company;

         - to provide long term strategic advice on the company's structure, debt, equity, and growth;

         - to provide advice and referrals on other consultants, potential employees, and business to business relationships.


      In compensation for consulting services rendered by Mr. Fong, the Company agrees to award to Mr. Fong warrants to purchase 2,500,000 shares of its common stock underlying an outstanding individual warrant agreement (the "Plan") .

The right to such warrants shall vest immediately. The warrants shall be for services rendered and therefore not sold at fair market value, and that the underlying common stock shares shall be registered with the Securities and Exchange Commission on an SEC Form S8, as soon as practical.

      This agreement may be executed in counterparts, all signed copies of which taken together to constitute a valid agreement as if all signatures were on one copy.

To memorialize this agreement, both parties affix their signatures below:

/s/ Henry Fong               11/20/01    /s/ David M. Schwartz         11/20/01
__________________________  _________    ____________________________  ________
Henry Fong                    date       David M. Schwartz, President    date
2401 PGA Blvd. #190                      of Imaginon, Inc.
Palm Beach Gardens, FL 33410             1313 Laurel Street
tel:  561-624-0885                       San Carlos, CA 94070
fax: 561-624-0886                        tel:  650-596-9300
                                         fax; 650-596-9350